As filed with the Securities and Exchange Commission on May 17, 2007

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHOICEPOINT INC.

(Exact name of registrant as specified in its charter)

GEORGIA	58-2309650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alderman Drive

Alpharetta, Georgia 30005

(Address of Principal Executive Offices) (Zip Code)

CHOICEPOINT INC. 2006 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Carol A. DiBattiste, Esq.

General Counsel and Chief Privacy Officer

1000 Alderman Drive

Alpharetta, Georgia 30005

(Name and address of agent for service)

(770) 752-6000

(Telephone number, including area code, of agent for service)

With a copy to:

James H. Landon, Esq.

Jones Day

1420 Peachtree St., N.E.

Atlanta, Georgia 30309-3035

(404) 521-3939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.10 par value per share	1,200,000	$38.76	$46,512,000	$1,428.00

(1) The 1,200,000 shares of common stock, par value $.10 per share (“Common Stock”), of ChoicePoint Inc. being registered by this registration statement represent an increase in the number of shares of Common Stock issuable under the ChoicePoint Inc. 2006 Omnibus Incentive Plan, as amended (the “Plan”). In addition to the shares of Common Stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Plan.

(2) The registration fee with respect to the shares of Common Stock was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is based on the average of the reported high and low sales prices of the Common Stock on the New York Stock Exchange on May 14, 2007, a date within five business days of the date of this registration statement.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 1,200,000 additional shares of the common stock, par value $.10 per share (the “Common Stock”), of ChoicePoint Inc. (the “Company” or the “Registrant”) which may be issued pursuant to the Registrant’s 2006 Omnibus Incentive Plan, as amended (the “Plan”). The Registrant previously filed a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,500,000 shares of Common Stock which may be issued pursuant to the Plan. The securities subject to this registration statement are of the same class as those for which the Registrant previously filed such registration statement. Accordingly, the contents of the Registrant’s registration statement on Form S-8, File No. 333-133706, as filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2006, are hereby incorporated by reference pursuant to General Instruction E to Form S-8. After giving effect to this registration statement, an aggregate of 2,700,000 shares of Common Stock have been registered for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part 1 of Form S-8, the information specified in Part 1 of Form S-8 has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this registration statement and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on February 28, 2007;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007;

(c)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006; and

(d)	The description of the Common Stock in the Company’s registration statement on Form 8-A, filed with the Commission on July 21, 1997, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or the registration statement.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

The Georgia Business Corporation Code (the “GBCC”) provides that a company may indemnify an individual who was or is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interest of the company, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct set forth in the GBCC. However, no indemnification shall be made of an officer or director in connection with a proceeding by or in the right of the company in which the director or officer was adjudged liable to the company or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding. The GBCC further provides that a company shall not indemnify an officer or director unless authorized in the specific case upon a determination that indemnification of the director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth above and prescribes the persons who may make such determination.

Article VI of the Company’s Articles of Incorporation provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the GBCC. Such indemnification is not exclusive of any additional indemnification that the Company’s Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Articles of Incorporation provide that the Board of Directors may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors, and such insurance need to be limited to the Company’s power of indemnification under the GBCC. The Company’s Amended and Restated Bylaws (the “Bylaws”) permit the Company to purchase and maintain insurance on behalf of its directors, officers, employees and agents, or to those persons who serve at the Company’s request as a director, officer, partner, trustee, employee or agent of another entity, whether or not the Company could indemnify or advance expenses to such person under Article VI of the Bylaws or the GBCC. The Company maintains insurance on behalf of its officers and directors against liability asserted against or incurred by such person in such capacity, or arising out of such person’s status as such. Article V of the Bylaws generally provides that the Company shall indemnify a director or officer except for a director or officer who is adjudged liable to the Company or is subject to injunctive relief in favor of the Company for (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability for unlawful distributions set forth in Section 14-2-832 of the GBCC; or (iv) any transaction from which he or she received an improper personal benefit. The Bylaws obligate the Company, under certain circumstances, to advance expenses to its officers and directors or are parties to an action, suit or proceeding for which indemnification may be sought. The Bylaws permit, but do not require, the Company to advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the GBCC, indemnify and advance expenses to a director. Article V of the Company’s Articles of Incorporation provides that no director shall be liable to the Company or to its shareholders for monetary damages for any action taken, or any failure to take action, including without limitation, for breach of duty of care or other duty as a director, except that there shall be no elimination or limitation of liability for any conduct described in clauses (i) through (iv) above.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2006).

4.2	First Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8, filed with the Commission on May 1, 2006).

4.3	Second Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.4	Third Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on March 21, 2007).

5	Opinion of Jones Day regarding validity.

23.1	Consent of Jones Day (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP, independent registered public accountants.

24	Power of Attorney (included as part of signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 1st day of May, 2007.

CHOICEPOINT INC.

By:	/s/ Derek V. Smith
Derek V. Smith Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 1st day of May, 2007. Each person whose signature appears below constitutes and appoints Derek V. Smith and Douglas C. Curling, and either of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Derek V. Smith Derek V. Smith	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Douglas C. Curling Douglas C. Curling	President, Chief Operating Officer and Director

/s/ David E. Trine David E. Trine	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ E. Renae Conley E. Renae Conley	Director

/s/ Dr. John J. Hamre Dr. John J. Hamre	Director

/s/ Kenneth G. Langone Kenneth G. Langone	Director

/s/ John B. McCoy John B. McCoy	Director

/s/ Terrence Murray Terrence Murray	Director

/s/ Ray M. Robinson Ray M. Robinson	Director

/s/ Charles I. Story Charles I. Story	Director

/s/ M. Anne Szostak M. Anne Szostak	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2006).

4.2	First Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8, filed with the Commission on May 1, 2006).

4.3	Second Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.4	Third Amendment to the ChoicePoint Inc. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on March 21, 2007).

5	Opinion of Jones Day regarding validity.

23.1	Consent of Jones Day (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP, independent registered public accountants.

24	Power of Attorney (included as part of signature page).